Exhibit 99.1

Contact: Frances G. Rathke, CFO

Tel: (802) 244-5621, x.2300

Green Mountain Coffee Roasters, Inc. Reports Very Strong Growth

for Fiscal 2008 Fourth Quarter and Full Year

– Robust Earnings Driven by Success of Keurig® Brewers and K-Cup Demand –

– Fourth Quarter EPS up 96% over Prior Year –

– 2008 Fiscal Year EPS up 68% –

WATERBURY, VT (November 12, 2008) – Green Mountain Coffee Roasters, Inc., (NASDAQ: GMCR) today announced its fiscal 2008 and fiscal fourth quarter results for the thirteen weeks ended September 27, 2008, reporting strong sales and even stronger earnings growth. During the fourth quarter of fiscal 2008, 273 million K-Cup portion packs were shipped system-wide by all Keurig licensed roasters, up 62% over the year-ago quarter.

Net sales for the fourth quarter of fiscal 2008 totaled $134.8 million as compared to $93.0 million reported in the fourth quarter of fiscal 2007, representing an increase of 45% year over year.

Net income for the fiscal fourth quarter of 2008 increased 99% to $7.1 million or $0.28 per diluted share, from $3.6 million or $0.14 per diluted share in the fiscal fourth quarter of 2007.

For the fifty-two weeks ended September 27, 2008, the Company recorded net sales of $500.3 million, up 46% from $341.7 million for the year ended September 29, 2007. Net income for fiscal 2008 increased 74% to $22.3 million, or $0.87 per diluted share, as compared to net income of $12.8 million, or $0.52 per diluted share for the prior year.

Excluding the impact of the non-cash amortization expense related to the Keurig intangibles of approximately $4.8 million (pre-tax) or $0.11 per diluted share in both fiscal 2008 and 2007, non-GAAP net income totaled $25.2 million in fiscal 2008 compared to non-GAAP net income of $15.7 million for the comparable year-ago period.

Lawrence J. Blanford, President and CEO, said, “I am thrilled with our employees’ ability to execute and innovate, building for the future and delivering the strong financial results we are reporting today. Some people feel that coffee is a basic need in all economic times, yet still in today’s business environment, I am proud of the strong top and bottom line growth we have delivered to our stockholders. With our proprietary Keurig Single-Cup Brewing system, we are truly turning opportunity into success, driving sales growth and profitability. Looking forward, our great coffee, our long history of success in focusing on innovation, our passion for socially responsible initiatives, and the opportunities presented by single-cup brewing create very exciting prospects for our Company in terms of brand expansion, continued growth, and helping make the world a better place.”

Fiscal 2008 Fourth Quarter Financial Review

Net Sales

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For the Green Mountain Coffee segment, net sales for the fourth quarter of fiscal 2008 were up 38% to $84.5 million, prior to the elimination of inter-company sales, as compared to $61.2 million reported in the fourth quarter of fiscal 2007. Dollar sales growth was strongest in the channels that benefit from sales of the Keurig K-Cup portion packs including reseller, office coffee service (OCS), consumer direct and supermarket channels. Coffee, tea and hot cocoa pounds shipped increased 12% this quarter over the prior period. As previously announced, the Company increased prices in May 2008 by 8 to 12 percent on average across business channels and package types for coffee products sold by its Green Mountain Coffee division because of rising green coffee costs and increases in prices of other raw materials, and higher energy and transportation costs. The net impact of the price increase in the fourth quarter of fiscal 2008 was an increase in net sales of approximately 10% over the prior year period.

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For the Keurig segment, net sales (prior to the elimination of inter-company sales) included in the Company’s fourth quarter of fiscal 2008 were $74.6 million, up 75% from net sales of $42.6 million in the fourth fiscal quarter of 2007. This increase in sales was primarily due to higher K-Cup and brewer sales and royalty income from the sales of K-Cups. Keurig announced a royalty rate increase of a penny on all system-wide K-Cup portion packs that went into effect on August 1st. This increase contributed to an approximate 4% increase in Keurig segment’s fourth quarter net sales over the prior year. Further detail on shipments of Keurig brewers and K-Cup portion packs is provided in the chart accompanying this press release.

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As part of the consolidation, $11.4 million of inter-company Keurig segment sales and $12.8 million of inter-company Green Mountain Coffee segment sales were eliminated in the fourth quarter of fiscal 2008.

Costs, Margins and Income

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Consolidated cost of sales increased a little less than 100 basis points to 65.6% of total net sales compared to 64.7% for the corresponding quarter last year. The increase over last year primarily is due to the significant increase in sales of Keurig At Home Single-Cup Brewers where these brewers are sold at approximately cost (no gross margin) as part of the Company’s strategy to increase the installed base of Keurig brewers. In addition, higher green coffee and other commodity costs contributed to the increase in cost of sales as compared to the year ago fourth quarter. Partially offsetting the increase in cost of sales was the $0.01 increase in the K-Cup royalty rate paid by all Keurig licensed roasters effective August 1, 2008.

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More than offsetting the decline in gross margin, selling, general and administrative (S,G& A) expenses improved as a percentage of net sales by 250 basis points to 24.8% from 27.3% in the prior year quarter. This improvement was the result of leveraging selling and organizational resources on a higher sales base. Additionally, included in this quarter’s S,G&A are approximately $1,000,000 in litigation expenses related to the patent infringement suit filed against Kraft which was recently settled, as detailed below.

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The Company’s operating income was $13.0 million in the fourth quarter of fiscal 2008, as compared to $7.5 million reported in the prior year period, and improved as a percentage of net sales to 9.6% from 8.0%.

•	Interest expense was $1.3 million in the fourth fiscal quarter of 2008 and 2007.

•	Income before taxes for the fourth quarter of fiscal 2008 increased 92% to $11.7 million as compared to $6.1 million reported in the fourth quarter of fiscal 2007.

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The Company’s tax rate was 39.2% as compared to 41.3% in the prior year quarter. The difference primarily was due to foreign tax credits associated with royalties earned on K-Cup portion packs from the Canadian licensed roasters for fiscal 2008.

•	Net income for the fourth quarter of fiscal 2008 was $7.1 million or 5.3% of net sales as compared to $3.6 million or 3.8% of net sales in the corresponding quarter last year.

Balance Sheet Highlights

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Inventories increased as planned by 119% to $85.3 million at September 27, 2008 from $38.9 million at September 29, 2007 in order to meet expected strong holiday sales of At Home Single-Cup Keurig brewers and K-Cups. The Company anticipates selling more than double the amount of At Home Single-Cup Keurig brewers and K-Cups during this holiday season in retail stores. In addition, the product line of At Home brewers has expanded to include the new “Keurig Mini” and other models contributing to the build in inventories.

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Long-term debt increased to $123.5 million at 9/27/08 from $90 million at 9/29/07 primarily to fund capital expenditures of $48 million in fiscal 2008. Annual cash from operations funded the Company’s working capital needs in fiscal 2008.

Subsequent Event

As previously announced on October 23, 2008, the Company’s Keurig subsidiary entered into a Settlement and License Agreement to settle its patent litigation with Kraft Foods Inc., Kraft Foods Global, Inc., and Tassimo Corporation (collectively “Kraft”). Pursuant to the terms of the Settlement and License Agreement, Kraft paid to Keurig, after the fourth quarter ended, a lump sum of $17,000,000 and Keurig granted to Kraft and its affiliates a limited, non-exclusive, perpetual, worldwide, fully paid up license of Keurig’s United States Patents Numbered 6,607,762 (the “762 Patent”) and 7,377,162 (the “162 Patent”), and United States and foreign counterpart patents connected to the 762 Patent or 162 Patent, for use in connection with the manufacture, distribution and sale of beverage brewing machines and certain beverage filter cartridges. This settlement will be recorded in the Company’s first quarter of fiscal 2009 as a non-recurring item in operating income of $17 million and will be taxed at the annual effective tax rate. Upon receipt of this lump sum payment at the end of October, the Company used the majority of these funds to pay down debt outstanding under its existing credit facility.

Business Outlook and Other Forward-Looking Information

Company Estimates for Fiscal Year 2009:

•	Total consolidated net sales growth of 40% to 45%.

•	Total K-Cup portion packs shipped system-wide by all Keurig licensed roasters to increase in the range of 50% to 60%.

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An operating margin in the range of 8.5% to 9.3%, including $4.8 million or $0.11 per diluted share for non-cash amortization expenses related to the identifiable intangibles, and excluding the pre-tax $17 million Kraft patent litigation settlement.

•	Interest expense of $7.5 million to $8.5 million excluding any additional interest expense associated with financing the Tully’s acquisition.

•	A tax rate of 41.0% as compared to 38.9% in fiscal 2008.

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Fully diluted GAAP earnings per share in the range of $1.58 to $1.68 per share, including the pre-tax $17 million or $0.38 per diluted share Kraft patent litigation settlement, and including the non-cash amortization expenses related to the identifiable intangibles mentioned above of $4.8 million or approximately $0.11 per share. Excluding the Kraft litigation settlement, fully diluted non-GAAP EPS in the range of $1.20 to $1.30 per share.

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As previously announced on September 15, 2008, the Company executed an Asset Purchase Agreement to acquire the Tully’s coffee brand and wholesale business from Tully’s Coffee Corporation for a cash purchase price of $40.3 million, subject to adjustment at closing. The Company intends to finance the purchase through its existing $225 million senior revolving credit facility and has received consent from the lenders under its existing revolving credit agreement. This transaction is subject to customary closing conditions, including approval by Tully’s shareholders, and is expected to close in the next few months. The Company anticipates the acquisition will be neutral to modestly accretive to its earnings per share for the first twelve months of ownership following the closing of the transaction, and accretive thereafter.

Company Estimates Relating to Balance Sheet and Cash Flow:

•	Capital expenditures for fiscal 2009 in the range of $50 to $57 million.

•	Depreciation and amortization expenses in the range of $22 to $24 million including $4.8 million for amortization of identifiable intangibles.

Company Estimates for First Quarter Fiscal Year 2009:

•	Total consolidated net sales growth of 45% to 55%.

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An operating margin in the range of 3.7% to 4.4% including non-cash amortization expenses for identifiable intangibles of approximately $1.2 million or $0.03 per share, and excluding the pre-tax $17 million patent litigation settlement. The Company anticipates selling and marketing expenses as a percentage of net sales during the first quarter of fiscal 2009 to be about the same as a year ago. Operating margins are expected to be less than a year ago due to the planned increase in net sales of At Home Single-Serve Keurig brewers with no contribution to gross margins.

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Fully diluted GAAP earnings per share in the range of $0.48 to $0.52 per share, including the non-cash amortization expenses related to the identifiable intangibles that are estimated to reduce EPS by approximately $0.03 per share, and including the pre-tax $17 million or $0.38 per diluted share patent litigation settlement. Excluding the Kraft litigation settlement, fully diluted non-GAAP EPS in the range of $0.10 to $0.14 per share.

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles (GAAP), the Company provides non-GAAP operating results that exclude certain charges or credits and information regarding non-cash related items such as amortization of identifiable intangibles related to the Keurig acquisition completed on June 15, 2006 and also excludes one time operating income related to the Company’s Kraft litigation. These amounts are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these measures provide investors with greater transparency by helping illustrate the underlying financial and business trends relating to the Company’s results of operations and financial condition and comparability between current and prior periods. Management uses the measures to establish and monitor budgets and operational goals and to evaluate the performance of the Company.

Green Mountain Coffee Roasters, Inc. will be discussing these financial results and future prospects with analysts and investors in a conference call available via the internet. The call will take place today at 5:00 PM ET and will be available, with accompanying slides, via live webcast on the Company’s website at www.GreenMountainCoffee.com and other major portals. The Company archives the latest conference call on the Investor Services section of its website for a period of time. A replay of the conference call also will be available by telephone at 719-457-0820, confirmation code 2846968 from 9:00 PM ET on November 12th through 9:00 PM ET on Sunday, November 16th, 2008.

GMCR routinely posts information that may be of importance to investors in the Investor Services section of its website, including its complete financial statements, as filed with the SEC. The Company encourages investors to consult this section of its website regularly for important information and news. Additionally, by subscribing to the Company’s investor alerts, individuals can receive news directly from GMCR, via e-mail, as it is released.

About Green Mountain Coffee Roasters, Inc.

Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR) is recognized as a leader in the specialty coffee industry for its award-winning coffees, innovative brewing technology and socially and environmentally responsible business practices. GMCR manages its operations through two wholly owned business segments: Green Mountain Coffee and Keurig. Its Green Mountain Coffee division sells more than 100 high-quality coffee selections, including Fair Trade Certified™ organic coffees, under the Green Mountain Coffee® and Newman’s Own® Organics brands through its wholesale, direct mail and e-commerce operations (www.GreenMountainCoffee.com). Green Mountain Coffee also produces its coffee as well as hot cocoa and tea in K-Cup® portion packs for

Keurig® Single-Cup Brewers. Keurig, Incorporated is a pioneer and leading manufacturer of gourmet single-cup coffee brewing systems for offices, homes and hotel rooms. Keurig markets its patented brewers and K-Cup® portion packs through office distributors, retail and direct channels (www.Keurig.com). K-Cup® portion packs are produced by a variety of licensed roasters including Green Mountain Coffee. Green Mountain Coffee Roasters, Inc. has been recognized repeatedly by CRO Magazine, Forbes and SustainableBusiness.com as a good corporate citizen and an innovative, high-growth company.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact on sales and profitability of consumer sentiment in this difficult economic environment, the Company’s success in efficiently expanding operations and capacity to meet growth, the Company’s success in receiving required approvals for the acquisition of Tully’s wholesale business and then in efficiently and effectively integrating Tully’s wholesale operations and capacity into its Green Mountain Coffee segment, competition and other business conditions in the coffee industry and food industry in general, fluctuations in availability and cost of high-quality green coffee, any other increases in costs including fuel, the unknown impact of management changes, Keurig’s ability to continue to grow and build profits with its roaster partners in the office and at home markets, the impact of the loss of one or more major customers for Green Mountain Coffee or reduction in the volume of purchases by one or more major customers, delays in the timing of adding new locations with existing customers, Green Mountain Coffee’s level of success in continuing to attract new customers, sales mix variances, weather and special or unusual events, as well as other risks described more fully in the Company’s filings with the SEC. Forward-looking statements reflect management’s analysis as of the date of this press release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

-Tables Follow-

GREEN MOUNTAIN COFFEE ROASTERS, INC.

Unaudited Consolidated Statements of Operations

(Dollars in thousands except per share data)

	Thirteen weeks ended 9/27/08	Thirteen weeks ended 9/29/07	Fifty-two weeks ended 9/27/08	Fifty-two weeks ended 9/29/07
Net sales	$134,835	$93,015	$500,277	$341,651
Cost of sales	88,426	60,199	323,372	210,530

Gross profit	46,409	32,816	176,905	131,121

Selling and operating expenses	22,687	17,186	92,182	72,641
General and administrative expenses	10,766	8,165	42,311	30,781

Operating income	12,956	7,465	42,412	27,699

Other income (expense)	(7)	(83)	(235)	54
Interest expense	(1,290)	(1,301)	(5,705)	(6,176)

Income before income taxes	11,659	6,081	36,472	21,577

Income tax expense	(4,571)	(2,510)	(14,173)	(8,734)

Net income	$7,088	$3,571	$22,299	$12,843

Basic income per share:
Weighted average shares outstanding	24,230,940	23,464,129	23,949,798	23,250,431
Net income	$0.29	$0.15	$0.93	$0.55

Diluted income per share:
Weighted average shares outstanding	25,705,141	25,267,680	25,564,780	24,773,373
Net income	$0.28	$0.14	$0.87	$0.52

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GREEN MOUNTAIN COFFEE ROASTERS, INC.

Unaudited Consolidated Balance Sheets

(Dollars in thousands)

	September 27, 2008	September 29, 2007
Assets
Current assets:
Cash and cash equivalents	$804	$2,818
Restricted cash and cash equivalents	161	354
Receivables, less allowances of $3,002 and $1,600 at September 27, 2008, and September 29, 2007, respectively	54,782	39,373
Inventories	85,311	38,909
Other current assets	4,886	2,811
Deferred income taxes, net	6,146	3,558

Total current assets	152,090	87,823

Fixed assets, net	97,678	65,692
Intangibles, net	29,396	34,208
Goodwill	73,953	73,840
Other long-term assets	4,531	2,964

Total assets	$357,648	$264,527

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$33	$63
Accounts payable	43,821	37,778
Accrued compensation costs	11,669	7,027
Accrued expenses	14,645	9,866
Income tax payable	2,079	1,443
Other short-term liabilities	673	871

Total current liabilities	72,920	57,048

Long-term debt	123,517	90,050

Deferred income taxes, net	21,691	18,330

Stockholders’ equity:
Preferred stock, $0.10 par value: Authorized—1,000,000 shares; No shares issued or outstanding	—	—
Common stock, $0.10 par value: Authorized—60,000,000 shares; Issued – 25,478,536 at September 27, 2008 and 24,697,008 shares at September 29, 2007, respectively	2,549	2,470
Additional paid-in capital	63,607	45,704

Retained earnings	81,280	58,981
Accumulated other comprehensive (loss)	(419)	(512)
ESOP unallocated shares, at cost – 18,129 shares and 23,284 shares at September 27, 2008 and September 29, 2007, respectively	(161)	(208)
Treasury shares, at cost— 1,157,554 shares	(7,336)	(7,336)

Total stockholders’ equity	139,520	99,099

Total liabilities and stockholders’ equity	$357,648	$264,527

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GREEN MOUNTAIN COFFEE ROASTERS, INC.

Company-wide Keurig brewer and K-Cup portion pack shipments

(Unaudited data and in thousands)

	Q4 13 wks ended 9/27/08	Q4 13 wks ended 9/29/07	Q4 Y/Y Increase	Q4 % Y/Y Increase	FY08 52 wks ended 9/27/08	FY07 52 wks ended 9/29/07	FY08 Y/Y Increase	FY08 % Y/Y Increase

At Home Brewers (Consumer)	294	159	135	85%	883	422	461	109%

Away from Home Brewers (Commercial)	20	20	0	0%	100	57	43	75%

Total Keurig brewers shipped(1)	314	179	135	75%	983	479	504	105%

Total K-Cups shipped(system-wide)(2)	272,535	167,946	104,589	62%	1,012,356	637,823	374,533	59%

Total K-Cups sold by GMC(3)	159,415	95,355	64,060	67%	578,939	359,056	219,883	61%

(1)	Total Keurig brewers shipped means brewers shipped by Keurig to customers in the U.S./Canada.
(2)

Total K-Cups shipped (system-wide) means K-Cup shipments by all Keurig licensed roasters to customers in the U.S./Canada. These shipments form the basis upon which royalties are calculated by licensees for payments to Keurig.

(3)	Total K-Cups sold by the Green Mountain Coffee (GMC) segment are under the brands Green Mountain Coffee, Newman’s Own Organics coffee and Celestial Seasonings Teas.

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